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                                                                       EXHIBIT 5


                               September 17, 1999


Interactive Pictures Corporation
1009 Commerce Park Drive
Oak Ridge, Tennessee 37830

RE:      1997 Equity Compensation Plan
         Stock Option Agreements


Gentlemen:

         We have acted as securities counsel for Interactive Pictures Corporation, a Tennessee corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Company's 1997 Equity Compensation Plan (the "Plan"), the Executive Employment Agreement between the Company and James M. Phillips and the Stock Option Agreements between the Company and John M. Murphy, Christopher M. King, Michael J. Sher, Michael J. Tourville, Edmond B. Lewis, H. Craig Grantham, Laban P. Jackson, III and Douglas E. Snyder (collectively referred to herein as the "Agreements"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Tennessee.

         2. The Plan and the Agreements have been duly and validly authorized and adopted, and the shares of Common Stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Plan and the Agreements have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan and the Agreements, be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Tennessee, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      BAKER, DONELSON, BEARMAN & CALDWELL,
                                      a Professional Corporation



                                   Exhibit 5-1